EXHIBIT 11.1


		  JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES
		   COMPUTATION OF EARNINGS PER COMMON SHARE
		 THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
	    (Dollars and shares in thousands, except per share data)


							      1996      1995
							     ______    _______
Primary:
  Earnings:
    Net income                                               $1,573    $ 1,802
							     ======    =======
  Shares:
    Weighted average number of common shares
      outstanding (A)                                         9,355      9,302
							     ======    =======
Primary earnings per share                                   $  .17    $   .19
							     ======    =======
Fully diluted (B):
  Earnings:
    Net income                                               $1,573    $ 1,802
    Add after-tax interest, net (C)                              39        338
							     ______    _______
    Net income, as adjusted                                  $1,612    $ 2,140
							     ======    =======
  Shares:
    Weighted average number of common shares
      outstanding                                             9,355      9,302
    Common shares issuable upon exercise of stock
      options and warrants, net of common shares
      assumed to be repurchased from the proceeds
      using the greater of the average market price
      for the period or the period-end price                    226      1,983
							     ______    _______
    Weighted average number of common shares and common
      share equivalents outstanding, as adjusted              9,581     11,285
							     ======    =======

Fully diluted earnings per share                             $  .17    $   .19
							     ======    =======

(A) Common shares issuable upon exercise of stock options and warrants, net of common shares assumed to be repurchased from the proceeds at the average market price for the period have been excluded from the computation because they had no effect on primary earnings per share.

(B)  These calculations are submitted in accordance with Regulation S-K
     Item 601 (b) (ii) although not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 because they had no effect on earnings per share.

(C) Amounts represent a decrease in interest expense and an increase in interest income as a result of the assumed reduction in borrowings and increase in investments in U. S. government securities from the application of the portion of the proceeds from the assumed exercise of stock options and warrants which were not applied towards the repurchase of outstanding common shares (equivalent to 20% of the common shares outstanding at the end of the applicable period).